EXHIBIT 5.1
[LETTERHEAD OF RUTAN & TUCKER, LLP]
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
April 29, 2011
Quality Systems, Inc.
18111 Von Karman, Suite 700
Irvine, California 92612
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Quality Systems, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the persons and entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 143,000 outstanding shares of the Company’s common stock (the “Shares”).
     We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Shares are evidenced by appropriate certificates that have been properly executed and delivered.
     Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.
     You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of California (“CGCL”), including the statutory provisions of the CGCL, all applicable provisions of the Constitution of the State of California and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.
     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ RUTAN & TUCKER, LLP